Exhibit 3.32

LIMITED LIABILITY COMPANY AGREEMENT

OF

CAMBER TECHNICAL SERVICES, L.L.C.,

AN ALABAMA LIMITED LIABILITY COMPANY

January 1, 2017

THIS AGREEMENT HAS BEEN PREPARED ASSUMING THAT CAMBER CORPORATION WILL BE THE SOLE MEMBER OF CAMBER TECHNICAL SERVICES, L.L.C. AND THAT CAMBER TECHNICAL SERVICES, L.L.C. WILL BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IF ADDITIONAL MEMBERS ARE ADDED, MEMBERSHIP INTEREST TRANSFERRED, OR AN ELECTION IS MADE TO TREAT THE ENTITY AS AN ASSOCIATION TAXABLE AS A CORPORATION FOR FEDERAL INCOME TAX PURPOSES, IT WILL BE NECESSARY TO AMEND THIS AGREEMENT.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY FOREIGN, STATE OR OTHER APPLICABLE SECURITIES LAWS. SUCH MEMBERSHIP INTEREST MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM.

TABLE OF CONTENTS

ARTICLE 1 – DEFINITIONS		1

ARTICLE 2 – ORGANIZATION		1
2.1	Formation	1
2.2	Name	2
2.3	Purpose and Character of Business	2
2.4	Principal Office	2
2.5	Effective Date, Term	2
2.6	Title to Property	2
2.7	Member	2

ARTICLE 3 – CAPITAL ACCOUNT		2

ARTICLE 4 – ALLOCATIONS AND DISTRIBUTIONS		2
4.1	Allocation and Distribution of Profits and Losses	2
4.2	Accounting and Records	2

ARTICLE 5 – MANAGEMENT		3
5.1	Management	3
5.2	Officers	3
5.3	Reliance on Acts of Officers	3
5.4	Indemnification	3
5.5	Insurance	3
5.6	Limitation on Authority	3

ARTICLE 6 – DISSOLUTION AND WINDING UP		4
6.1	Dissolution	4
6.2	Winding Up	4

ARTICLE 7 – MISCELLANEOUS PROVISIONS		4
7.1	Entire Agreement	4
7.2	No Partnership Intended for Non-Tax Purposes	4
7.3	Rights of Creditors and Third Parties Under This Agreement	5
7.4	Severability	5
7.5	Binding Effect	5
7.6	Notice	5
7.7	Headings, Etc.	5
7.8	Exhibits	5
7.9	Alabama Law Controlling	5

APPENDIX		7

LIMITED LIABILITY COMPANY AGREEMENT

of

CAMBER TECHNICAL SERVICES, L.L.C.

An Alabama Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into effective as of January 1, 2017 (the “Effective Date”), by and between Camber Technical Services, L.L.C., an Alabama limited liability company (the “Company”), and Camber Corporation, a Delaware corporation and the sole member of the Company (the “Member”). The Company shall be operated under and governed by the Alabama Limited Liability Company Law of 2014 (the “Act”), as the same may be amended from time to time, and for the purposes and upon the terms and conditions hereinafter set forth.

BACKGROUND:

WHEREAS, the Company (previously known as Alder, L.L.C.) was organized on April 26, 2004 (the “Organization Date”) under the Alabama limited liability company law in effect as of such date;

WHEREAS, the Company became subject to the Act as of the Effective Date; and

WHEREAS, the parties hereto desire to adopt this Agreement in accordance with the Act to govern the operations and affairs of the Company as of the Effective Date;

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise: (a) all of the capitalized words in this Agreement shall have the meanings set forth in the Appendix attached hereto; and (b) all non-capitalized words defined in the Act shall have the meanings set forth therein.

ARTICLE 2

ORGANIZATION

2.1 Formation. The Company was organized on the Organization Date. The Member acquired 100% of the membership interest of the Company as of the Organization Date and has owned 100% of the membership interest of the Company at all times following the Organization Date. The Member shall treat the Company as a disregarded entity solely for federal and state tax purposes. The Member shall execute and cause to be filed any documents and instruments as may be necessary or appropriate in connection with the transaction of business by the Company.

2.2 Name. The name of the Company is “Camber Technical Services, L.L.C.”. The Member may change the Company’s name at any time and from time to time. The Member may also cause the Company to transact business at the same time under one or more fictitious names if the Member determines that doing so is in the best interest of the Company.

2.3 Purpose and Character of Business. Except as provided by the Act, the Company may pursue any purpose or purposes that may be lawfully pursued by any Person.

2.4 Principal Office. The principal office of the Company shall be located at 670 Discovery Drive, Huntsville, Alabama 35806. The location of the principal office may be changed by the Member at any time and from time to time.

2.5 Effective Date; Term. The term of the Company shall be perpetual unless earlier dissolved and terminated pursuant to the Act or any provisions of this Agreement.

2.6 Title to Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity and not by the Member.

2.7 Member. The Member is the sole member of the Company. The name and mailing address of the Member is set forth on Exhibit A attached hereto. The Company shall update Exhibit A if and as necessary to reflect any changes in the name or mailing address of the Member.

ARTICLE 3

CAPITAL ACCOUNT

The Member shall maintain a capital account in accordance with the Internal Revenue Code of 1986, as amended, and applicable law.

ARTICLE 4

ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocation and Distribution of Profits and Losses. As long as the Company is disregarded for federal tax purposes, the Profits, Losses and Cash Flow of the Company shall be allocated and distributed to the Member for each Fiscal Year at such time and in such manner as the sole Member determines.

4.2 Accounting and Records. The Company shall maintain, at its principal office, appropriate books and records, kept in accordance with accounting principles consistently applied.

ARTICLE 5

MANAGEMENT

5.1 Management. The business and affairs of the Company shall be managed by the Member. The Member shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding these matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

5.2 Officers. The Member may appoint officers of the Company (each, an “Officer”).

5.3 Reliance on Acts of Officers. No financial institution or any other Person dealing with the Company shall be required to ascertain whether an Officer is acting in accordance with this Agreement but such financial institution or such other Person shall be protected in relying solely upon the deed, transfer or assurance of, and the execution of such instrument or instruments by such Officer.

5.4 Indemnification. The Company hereby agrees to and shall indemnify and defend the Member and the Officers of the Company, and any employee or agent of the Company, and hold each of them harmless from and against any and all obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the indemnified party (including, without limitation, all costs and expenses of defense, appeal and settlement) to the fullest extent permitted by the Act. The obligations of the Company under this Section 5.4 shall be satisfied solely from the assets of the Company, and the Member shall have no personal liability on account thereof.

5.5 Insurance. The Company shall have the power to purchase and maintain insurance for the benefit of the Member or any Person that is or was an Officer of the Company or otherwise affiliated with the Company against any liability asserted against and incurred by such party in such party’s capacity, or arising out of the party’s status as such, whether or not the Company would have the power to indemnify the party against such liability under the provisions of Section 5.4 hereof.

5.6 Limitation on Authority. Notwithstanding any other provision of this Agreement to the contrary, no Officer individually or in combination, other than through the approval of the Member, shall have the authority with respect to the Company and this Agreement to:

(a) Amend this Agreement or the Certificate of Formation;

(b) Admit new members to the Company;

(c) Lease, sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets of the Company;

(d) Cause the Company to be dissolved by proceeding in any manner provided by the Act;

(e) Make, execute or deliver any general assignment for the benefit of creditors;

(f) Effect a merger, consolidation or any other type of reorganization of the Company;

(g) File or consent to file a petition for or against the Company under any federal or state bankruptcy, insolvency, or reorganization act; or

(h) Take any action that would make it impossible to carry on the ordinary business of the Company.

ARTICLE 6

DISSOLUTION AND WINDING UP

6.1 Dissolution. The Company shall terminate upon the earliest to occur of the following events (“Liquidating Event”):

(a) At any time that there ceases to be at least one (1) Member;

(b) The sale of substantially all of the assets of the Company;

(c) Upon the entry of a decree of judicial dissolution; or

(d) Upon written consent of the Member.

Upon the occurrence of any Liquidating Event, a Certificate of Dissolutions containing the information required by the Act shall be filed and delivered in accordance with the Act.

6.2 Winding Up. Upon dissolution of the Company, the Member shall wind up all of the Company’s affairs and proceed to liquidate all of the Company’s assets as promptly as is consistent with obtaining their fair value. The Company’s property and cash shall be distributed:

(a) To creditors, including the Member if such Member is a creditor of the Company, to the extent permitted by law, in satisfaction of the liabilities of the Company; then

(b) To the Member.

Liquidation proceeds shall be paid within sixty (60) days of the end of the Company’s Fiscal Year or, if later, within ninety (90) days after the date of liquidation. Such distributions shall be in cash or property (which need not be distributed proportionately) or partly in both.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1 Entire Agreement. This Agreement and the Certificate of Formation contain the entire understanding of the Member with respect to the subject matter hereof.

7.2 No Partnership Intended for Non-Tax Purposes. The Member has formed the Company pursuant to the Act, and expressly does not intend to form a partnership or a limited partnership.

7.3 Rights of Creditors and Third Parties Under This Agreement. This Agreement is entered into by the Member for the exclusive benefit of the Company, the Member and its successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any capital contribution or otherwise.

7.4 Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason, the illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

7.5 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its legal representatives, successors and assigns.

7.6 Notice. All notices required or permitted by this Agreement shall be in writing. Notice to the Company shall be given to the Company at its principal office or personally delivered to the custodian of the Company’s records. Notice to the Member shall be given or personally delivered to the Member at the address indicated on Exhibit A, as amended from time to time, unless the Member has notified the Company in writing of a different address.

7.7 Headings, Etc. The words Article, Section, and titles or captions contained in this Agreement are for convenience of reference only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

7.8 Exhibits. Each exhibit, schedule or certificate attached to this Agreement is incorporated and made a part of this Agreement for all purposes.

7.9 Alabama Law Controlling. The laws of the State of Alabama, including the Act, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CAMBER TECHNICAL SERVICES, L.L.C.

By:
Charles R. Monroe, Jr., Secretary

CAMBER CORPORATION

By:
Charles R. Monroe, Jr., Secretary

APPENDIX

“Act” has the meaning set forth in the preamble hereto.

“Agreement” has the meaning set forth in the preamble hereto.

“Cash Flow” means, for any period, the gross cash revenues actually received from Company operations for such period less the portion thereof used to pay operating expenses (including any additions to the working capital reserves) for such period, all as determined by the Member.

“Certificate of Formation” means the Certificate of Formation of the Company as properly adopted and amended from time to time.

“Company” means the limited liability company organized pursuant to the Certificate of Formation and this Agreement, and any successor limited liability company.

“Effective Date” has the meaning set forth in the preamble hereto.

“Fiscal Year” means the taxable year of the Member.

“Liquidating Event” means an event, the occurrence of which will result in the dissolution of the Company under Article 6 hereof.

“Member” has the meaning set forth in the preamble hereto.

“Officer” has the meaning set forth in Section 5 hereof.

“Organization Date” has the meaning set forth in the recitals hereto.

“Person” means a natural person, trust, estate, partnership, limited liability company or any incorporated or unincorporated organization, association, or entity.

“Profits and Losses” for any Fiscal Year means the net income or net loss of the Company for such Fiscal Year or fraction thereof, as determined for federal income tax purposes.

EXHIBIT A

NAME:	ADDRESS:

CAMBER CORPORATION	670 Discovery Drive Huntsville, Alabama 35806